Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into as of August 18, 2024, by and between Tyfon Culture Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”), Global Technology Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“SPAC”), and Global Technology Merger Sub Corporation, a Cayman Islands exempted company limited by shares (the “Merger Sub”), on behalf of themselves and their respective officers, predecessors, successors, directors, owners, shareholders, beneficiaries, parents, subsidiaries, and all affiliated entities (each, a “Party” and collectively, the “Parties”).

WHEREAS, on or around May 14, 2024, the Parties entered into a Business Combination and Merger Agreement (the “BCA”);

WHEREAS, subsequent to entering into the BCA, disputes have arisen between the Parties, which the Parties have attempted but been unable to resolve, and, as a result of such disputes, the Parties desire to terminate the BCA;

WHEREAS, Section 11.1(d) of the BCA provides that the BCA may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing by the mutual written consent of Purchaser and the Company;

WHEREAS, Purchaser and the Company have mutually consented to the termination of the BCA and the resulting abandonment of the transactions contemplated thereby as of the date of this Agreement and desire to enter into this Agreement as their mutual written consent, pursuant to the terms of this Agreement; and

WHEREAS, without admission of liability or fault by any Party, the Parties desire to compromise and settle any disputes arising out of or relating to the BCA and to fully and finally release each other from any and all liability arising from the BCA on the terms set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the sufficiency and adequacy of which the Parties acknowledge, the Parties agree as follows:

1. Definitions. In addition to terms otherwise defined in this Agreement, the following terms used in this Agreement have the following meanings:

(a) “Claims” includes any and all claims (including cross-claims, counterclaims, third-party claims or fourth-party claims), actions, causes of action, allegations, controversies, suits, rights, obligations, debts, demands, agreements, promises, liabilities, damages, and disputes of any kind or nature, including but not limited to compensatory, punitive or exemplary damages, statutory damages, treble damages, claims for indemnification, contribution, or statutory rights or violations, claims for interest, costs or attorneys’ fees, sanctions, judgments, losses, charges, and complaints whatsoever, of every kind, nature and description, under any law of any jurisdiction, whether at law, in equity or otherwise, whether based on statute, regulations, common law, civil law or any other type, form or right of action, and whether foreseen or unforeseen, actual or potential, matured or unmatured, contingent or liquidated, known or unknown, or accrued or not accrued, of every kind and nature.

(b) “First Termination Payment” means Three Million Two-Hundred Thousand U.S. Dollars ($3,200,000).

(c) “Second Termination Payment” means One Million Four Hundred Ninety Six Thousand Five Hundred Eighty Four U.S. Dollars and Eighty Nine U.S. Cents ($1,496,584.89).

2. Termination Consideration. In consideration for the termination memorialized herein, the Parties agree that the Company will pay SPAC the First Termination Payment by remitting a wire payment as soon as reasonably practicable, but in no event later than thirty (30) days following the date of this Agreement, to an account whose details for such payment will be provided by SPAC. In the event that SPAC elects to liquidate prior to entering into another definitive agreement to consummate an initial business combination, the Company will remit the Second Termination Payment to SPAC, as soon as reasonably practicable, but in no event later than thirty (30) days following the date SPAC provides written notice to the Company that (i) the board of directors of SPAC adopted resolutions to liquidate and windup SPAC, (ii) SPAC has publicly disclosed such resolutions, and (iii) SPAC has redeemed its public shares (collectively, a “Liquidation Event”), by a wire payment to an account whose details for such payment will be provided by SPAC. For the avoidance of doubt, in the event SPAC enters into a definitive agreement after the date hereof for a business combination (a “Second BCA”), the Company shall have no obligation to make the Second Termination Payment.

3. Termination of the Business Combination and Merger Agreement. Effective as of the date of this Agreement, the Parties hereby mutually terminate the BCA in accordance with Section 11.1 of the BCA, with the force and effect of such termination as set forth in Section 11.1 of the BCA; provided, that for the avoidance of doubt, all Claims and liability of the Parties with respect to such Claims arising prior to the date of this Agreement shall survive such termination subject to Section 4 below.

4. Releases of All Claims. Effective as of the date of this Agreement, the Parties, each on their own behalf and on behalf of any and all of their past, present and future officers, directors, principals, partners, affiliates, entities, shareholders, constituents, members, managers, advisors, associates, staff, employees, agents, indemnitors, insurers, heirs, executors, counsel, of counsel, inside and outside attorneys and legal representatives, and each of their predecessors, successors, assigns, and all persons and entities claiming by or through them or on their behalf, whether by statute, rule, contract or otherwise (the “Releasors”), hereby now and forever fully, finally, irrevocably, and unconditionally release, settle, remise, acquit, relinquish, and discharge the other Party, and any and all of their past, present and future officers, directors, principals, partners, affiliates, entities, shareholders, constituents, members, managers, advisors, associates, staff, employees, agents, indemnitors, insurers, heirs, executors, counsel, of counsel, inside and outside attorneys and legal representatives, and each of their predecessors, successors, assigns, and all persons and entities claiming by or through them or on their behalf, whether by statute, rule, contract or otherwise (the “Releasees”), for and from any and all Claims arising out of or relating in any way to the BCA or any other claims or causes of action, whether now known or now unknown, disclosed or undisclosed, suspected or unsuspected, which the Parties have against any and all other Parties and all of their respective officers, directors, principals, partners, affiliates, entities, shareholders, constituents, members, managers, advisors, associates, staff, employees, agents, indemnitors, insurers, heirs, executors, counsel, of counsel, inside and outside attorneys and legal representatives (collectively, the “Released Claims”); provided, however, that the aforementioned release of Company and its past, present and future officers, directors, principals, partners, affiliates, entities, shareholders, constituents, members, managers, advisors, associates, staff, employees, agents, indemnitors, insurers, heirs, executors, counsel, of counsel, inside and outside attorneys and legal representatives, and each of its predecessors, successors, assigns, and all persons and entities claiming by or through Company or on its behalf, whether by statute, rule, contract or otherwise shall be null and void and without force and effect immediately upon the failure of the Company to timely complete the First Termination Payment or, if a Liquidation Event has occurred and SPAC has not entered into a Second BCA, the Second Termination Payment, in accordance with Section 2 hereof.

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The Parties may hereafter discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Released Claims but the Parties shall have expressly fully, finally and forever settled, released and discharged each other with respect to any and all Claims, whether known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or have existed upon any theory of law or equity now existing or coming into existence in the future, without regard to the subsequent discovery or existence of such different or additional facts.

Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, this release and covenant not to sue shall not apply to or waive or release any claim for breach or enforcement of the terms of this Agreement.

5. Covenant Not to Sue. Each Party further represents, covenants, and agrees not to bring any claim, action, suit, or proceeding against any and all Parties regarding the Released Claims settled by this Agreement.

6. Non-Disparagement. The Parties, their agents, employees, attorneys or any other persons under their influence or control agree that they shall not publish any disparaging statements concerning the Parties as it relates to the BCA or this Agreement. Should the Company make any of the disparaging comments described in this Section, SPAC and Merger Sub shall be relieved of their obligation to maintain the confidentiality of this Agreement. Should SPAC or Merger Sub make any of the disparaging comments described in this Section, the Company shall be relieved of its obligation to maintain the confidentiality of this Agreement.

7. Press Releases and Required Disclosure. The Parties may mutually agree upon, as promptly as practicable after the execution of this Agreement, one or more press releases announcing the execution of this Agreement and the termination of the BCA to be issued by the Company and/or SPAC. The Parties shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) business days thereafter), a Current Report on Form 8-K to report the execution of this Agreement and, if applicable, the issuance of SPAC’s press release, which SPAC shall file with the U.S. Securities and Exchange Commission.

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8. Confidentiality. The terms of this Agreement and any communications or negotiations giving rise to this Agreement shall be strictly confidential and except as set forth in Section 7 and below, shall not be disclosed to any third party or used for any purpose. Notwithstanding the foregoing, this provision shall not prohibit the release of information that is required to be disclosed by applicable law, rule, or regulation, or pursuant to any subpoena or order issued by a court. This provision shall also not prevent the Parties from communicating the terms to their advisors, including without limitation tax, accounting, legal, and financial advisors, to the extent such advisors have a need to know such information, and their respective regulators. In addition, any Party may disclose this Agreement or the terms of the settlement to enforce this Agreement.

9. No Admission of Liability. The Parties acknowledge that this Agreement is a compromise and settlement of disputed claims and that such compromise and settlement shall not be taken as an admission of liability on the part of any Party, but rather, any such liability is expressly denied. Except as otherwise provided in this Agreement, neither this Agreement nor any of the terms of this Agreement shall be offered or received in evidence in any action or proceeding, or be otherwise used, as an admission or concession of liability of wrongdoing of any nature on the part of any of the Parties hereto.

10. Governing Law and Jurisdiction. All questions relating to the validity, construction, interpretation, enforceability and/or performance of any of the terms or provisions of this Agreement or of any of the Parties’ rights or obligations under this Agreement shall be governed by the substantive laws of New York, irrespective of choice of law principles. Each of the Parties hereto consents to personal jurisdiction in New York and voluntarily submits to the exclusive jurisdiction of any state or federal court of competent jurisdiction located in the state and county of New York, Borough of Manhattan in any action or proceeding with respect to this Agreement and hereby waives unconditionally any objection to the laying of venue in such forum, including any claim of inconvenient forum, and neither party will bring any claim regarding this Agreement in any other court. Any rights to trial by jury with respect to any Claims, directly or indirectly, arising out of, or relating to, this Agreement are expressly and irrevocably waived by the Parties.

11. Dispute Resolution. The Parties agree that the Dispute Resolution provisions of the BCA are incorporated into this Agreement and shall govern any dispute between the Parties arising out of or relating to this Agreement, including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any alleged breach thereof (including any action in tort, contract, equity, or otherwise).

12. Entire Agreement and Understanding. This Agreement contains the entire understanding between the Parties concerning the subject matter of this Agreement, and supersedes any and all prior agreements or negotiations of the Parties, whether oral or in writing, with respect to the subject matter of this Agreement. Each Party acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party to this Agreement, or anyone acting on behalf of any Party, and that any other alleged agreement, statement or promise not contained in this Agreement shall not be valid, binding or enforceable.

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13. Knowing and Voluntary Acceptance. The Parties mutually acknowledge and agree that they have completely read the terms of this Agreement and that they fully understand and voluntarily accept its terms. The Parties further acknowledge that prior to executing this Agreement, they had the opportunity to consult with counsel of their choice.

14. Severability. If any part of this Agreement is held invalid or otherwise unenforceable the remainder of the Agreement shall remain in effect and with full force. It is the intention of the Parties that this Agreement should be enforceable and that the elimination of any part shall not affect the enforceability of the remainder of the Agreement.

15. No Waiver. No failure by a Party to insist upon strict performance of any term or condition of this Agreement or to exercise any right or remedy, shall constitute a waiver.

16. Modifications. Any time period set forth herein may be extended by mutual written agreement of all Parties, or their counsel, by e-mail stipulation. This Agreement may not otherwise be amended, changed, modified, superseded, altered or canceled, and the terms and conditions hereof may not be waived, except by a written instrument signed by each of the Parties expressly stating that it is intended to amend, change, modify, supersede, alter or cancel part or all this Agreement.

17. Headings. The headings designated in this Agreement are solely for descriptive purposes and do not serve to alter, modify, detract from or add to the substantive terms of this Agreement in any way.

18. Counterparts. This Agreement may be executed in counterparts, and all such counterparts together shall constitute the entire agreement of the Parties hereto. An e-mailed copy of an executed version of this Agreement will be deemed to be the same as an original.

19. Representations and Warranties. By signing this Agreement, each Party represents and warrants as follows:

(a)	This Agreement is fully authorized by it;

(b)	All Released Claims have been resolved to the mutual satisfaction of it.

(c)	The person executing this Agreement on behalf of such Party has full necessary and appropriate authority to execute same and that all necessary action to do so has been taken by such Party, and that such person has the necessary authority to perform under this Agreement;

(d)	There are no pending agreements or negotiations to which it is a party that would render this Agreement or any part thereof void, voidable or unenforceable;

(e)	No claim, demand, damages, action or cause of action referred to herein has been sold, assigned, transferred, conveyed or otherwise disposed of; and

(f)	There are no claims or potential claims held by one against the other that are not resolved by this Agreement and released in accordance with the terms hereof.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

TYFON CULTURE HOLDINGS LIMITED

By:	/s/ Ting Hu
Name:	Ting Hu
Title:	Chairwoman

GLOBAL TECHNOLOGY ACQUISITION CORP. I.

By:	/s/ Thomas Hennessy
Name:	Thomas Hennessy
Title:	Chief Executive Officer

GLOBAL TECHNOLOGY MERGER SUB CORPORATION

By:	/s/ Thomas Hennessy
Name:	Thomas Hennessy
Title:	Authorized Person

Signature Page to Termination Agreement